UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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ENTERPRISE FINANCIAL SERVICES CORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ENTERPRISE FINANCIAL SERVICES CORP

150 NORTH MERAMEC
CLAYTON, MISSOURI 63105

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Enterprise Financial Services Corp will be held at the Ritz-Carlton Amphitheater, 100 Carondelet Plaza, St. Louis, Missouri 63105 on Thursday, May 5, 2016, at 5:00 p.m. local time, for the following purposes:

1. The election of 11 directors named in the accompanying proxy statement to hold office until the next Annual Meeting of Stockholders or until their successors are elected and have qualified.
2. Proposal A, ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm.
3. Proposal B, an advisory (non-binding) vote to approve our executive compensation, as disclosed in this proxy statement.

The Board of Directors has fixed the close of business on March 7, 2016 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

It is important that your shares be represented and voted at the meeting. You have three options for voting your shares:
1. vote via the Internet,
2. vote via the telephone or
3. complete and return the proxy card sent to you.

 For Internet or telephone voting, instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

By Order of the Board of Directors,

Noel J. Bortle, Secretary
Clayton, Missouri
March 16, 2016

ENTERPRISE FINANCIAL SERVICES CORP

150 NORTH MERAMEC

CLAYTON, MISSOURI 63105

PROXY STATEMENT

These proxy materials are delivered by the Board of Directors of Enterprise Financial Services Corp (the “Company” or “EFSC”), in connection with the solicitation of proxies to be voted at the 2016 Annual Meeting of Stockholders or any adjournment or postponement thereof. The meeting will be held at the Ritz-Carlton Amphitheater, 100 Carondelet Plaza, St. Louis, Missouri 63105 on Thursday, May 5, 2016 at 5:00 p.m. local time.

This Proxy Statement and the proxy card were first provided to stockholders on or about March 16, 2016.

QUESTIONS ABOUT THE MEETING AND THESE PROXY MATERIALS

What may I vote on?

1. The election of 11 directors named in this Proxy Statement to hold office until the next Annual Meeting of Stockholders or until their successors are elected and have qualified.
2. Proposal A, ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm.
3. Proposal B, an advisory (non-binding) vote to approve our executive compensation, as disclosed in this proxy statement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED HEREIN, AND A VOTE IN FAVOR OF PROPOSAL B. THE AUDIT COMMITTEE UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL A.

Who can vote at the meeting? Our Board of Directors has set March 7, 2016 as the record date for the Annual Meeting. All stockholders who owned our common stock at the close of business on the record date may vote at the Annual Meeting. On the record date, there were 20,021,077 shares of common stock outstanding. Shares held as of the record date include shares that are held directly in your name as the stockholder of record and those shares held for you as a beneficial owner through a stockbroker, bank or other nominee.

How do I vote my shares? If your shares are registered directly in your name with our stock transfer agent, Computershare, you are considered a stockholder of record and the beneficial owner of those shares. As a stockholder of record, you have the right to grant your voting proxy directly to the Company, or to vote in person at the meeting. You may submit your proxy by mail, over the internet at www.proxyvote.com, or via the telephone at 1-800-690-6903.

If your shares are held in a stock brokerage account or by a bank, you are still considered the beneficial owner of those shares, but your shares are said to be held in “street name.” Generally, only stockholders of record may vote in person at the meeting. If your shares are held in street name, you will receive a form from your broker or bank seeking instruction as to how your shares should be voted. If you desire to vote shares held in street name in person at the meeting, you need to contact your broker and ask how to obtain a “legal proxy” to directly vote such shares.

Internet Availability of Proxy Solicitation and Other Annual Meeting Materials. Rules adopted by the U.S. Securities & Exchange Commission, or SEC, permit us to mail a notice to our stockholders advising that our proxy statement, annual report to stockholders, electronic proxy card and related materials are available for viewing, free of charge, on the Internet. Stockholders may then access these materials and vote over the Internet or request delivery of a full set of materials by mail or email. These rules help us lower the cost of conducting our annual meeting by reducing costs associated with printing and postage.

We will begin mailing the required Notice of Internet Availability of Proxy Materials to stockholders on or about March 16, 2016. The proxy materials will be posted on the Internet, at www.proxyvote.com, no later than the day we begin mailing the Notice. If you receive the Notice, you will not receive a paper or email copy of the proxy materials unless you request one in the manner set forth in the Notice.

The Notice of Internet Availability of Proxy Materials contains the following important information:

•	The date, time and location of the annual meeting;

•	A brief description of the matters to be voted on at the meeting;

•	A list of the proxy materials available for viewing on www.proxyvote.com and the control number you will use to access the site; and

•	Instructions on how to access and review the proxy materials online, how to vote your shares over the Internet, and how to get a paper or email copy of the proxy materials, if that is your preference.

Can I change my vote? Yes. If you are the stockholder of record, you may revoke your proxy at any time before the Annual Meeting by:
• entering a new vote by Internet or telephone;
• returning a later-dated proxy card;
• sending written notice of revocation to the Secretary of the Company; or
• attending the Annual Meeting and voting by ballot.

To change your vote for shares you hold in street name, you will need to follow the instructions provided by your broker or bank.

How are shares of Common Stock voted at the meeting? Each holder of common stock is entitled to one vote for each share of common stock held with respect to each matter to be voted upon.

All shares of common stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting which are not properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated on the proxies. If no contrary instructions are indicated, proxies will be voted FOR the election of the Board's director nominees and FOR approval of Proposals A and B.

How many votes are required to elect each director? A plurality of votes cast at the Annual Meeting is required for the election of each director, which effectively means that the 11 persons receiving the most votes will be elected as directors. While directors are elected by a plurality of votes cast, our Board has adopted a majority voting policy for directors. This policy states that in an uncontested election, any nominee who receives a greater number of votes "withheld" from his or her election than votes "for" such election is required to submit his or her resignation to the Board. The Nominating and Corporate Governance Committee of the Board is required to make recommendations to the Board with respect to any such tendered resignation. The Board will act on the tendered resignation within 90 days from the certification of the vote and will publicly disclose its decision, including its rationale. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a nominee. If you withhold authority to vote with respect to the election of some or all of the nominees, your shares will not be voted with respect to those nominees indicated. For a “withheld” vote, your shares will be counted for purposes of determining whether there is a quorum and will have a similar effect as a vote against that director nominee under our majority voting policy for directors.

How many votes are required to adopt the other proposals? Proposals A and B will be adopted if a majority of the votes cast on the respective proposal are in favor.

How do I vote if my shares are held in a benefit plan? If you are a current or former employee of the Company or one of its subsidiaries and you have any portion of your investment funds allocated to the EFSC Common Stock Fund in the EFSC Incentive Savings Plan ("Savings Plan"), you may instruct the Savings Plan’s trustees how to vote the shares of common stock allocated to your account under the Savings Plan. You will instruct the voting of your stock in the same manner as other stockholders, i.e., by submitting your voting instructions by telephone or through the Internet or by requesting a proxy card to sign and return. Please see the Notice of Internet Availability of Proxy Materials we sent to you or this proxy statement for specific instructions on how to provide voting instructions by any of these methods. Please note that your voting instructions for stock you hold in the Savings Plan must be returned by 11:59 p.m. Eastern Time on May 2, 2016.

What if I don’t give specific voting instructions or abstain?
If you indicate a choice on your proxy on a particular matter to be acted upon, the shares will be voted as indicated.

If you are a stockholder of record and you return a signed proxy card but do not indicate how you wish to vote, the shares will be voted in favor of the election as directors of the nominees described in this proxy statement, for the proposals A and B. If you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists.

Under the rules of the New York Stock Exchange, which regulates stock brokers, Proposal A, the ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm, is considered a routine matter, and your brokerage firm or other nominee will be entitled to vote your shares in their discretion on this proposal even if you do not provide voting instructions to your broker or other nominee. However, the election of directors and Proposal B-the advisory (non-binding) vote to approve our executive compensation, are not considered routine matters, and brokers will not be permitted to vote on these matters if beneficial owners fail to provide voting instructions. The shares that cannot be voted by brokers on non-routine matters are commonly referred to as “broker non-votes.”
Abstentions and broker non-votes (assuming a quorum is present) will have no effect on the election of directors or on Proposals A and B.

Who pays for this proxy solicitation? The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to solicitation by mail, proxies may be solicited in person or by telephone or by other means by the Company’s directors, officers or employees, who will not receive any additional compensation for solicitation activities. The Company has engaged Broadridge Financial Solutions, Inc., for a fee to be determined, to assist in the distribution and tabulation of proxies. The Company will also reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of common stock as of the record date.

________________________

The date of this Proxy Statement is March 16, 2016.

ELECTION OF DIRECTORS

The Board of Directors, upon recommendations of its Nominating and Governance Committee, has nominated for election the 11 persons named below. It is intended that proxies solicited will be voted for such nominees. The Board of Directors believes that each nominee named below will be able to serve, but should any nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

Under our mandatory retirement policy, a director is generally required to retire at the next annual meeting of stockholders after reaching age 72, and may not stand for election or re-election thereafter.  The Board has approved a waiver of this policy for Mr. Arnold and Mr. Murphy in connection with their nominations for election as a director at the 2016 Annual Meeting of Stockholders.

The following biographical information is furnished with respect to each member of the Board of Directors of the Company, some of whom also serve as directors and officers of one or more of the Company’s subsidiaries, including Enterprise Bank & Trust (the “Bank”).

There are no family relationships between or among any directors or executive officers of the Company. Except as noted below, none of the Company’s directors or executive officers serves as a director of (i) any company other than EFSC that has a class of securities registered under or that is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, or (ii) any investment company registered under the Investment Company Act of 1940. Other than Mr. Benoist, all directors who served for any part of fiscal year 2015 have been determined to be independent as defined in Rule 5605(a)(2) of the NASDAQ stock market.

Name of Nominee	Age	Director Since
Peter F. Benoist	68	2002
John Q. Arnold	72	2015
Michael A. DeCola	62	2007
William H. Downey	71	2002
John S. Eulich	65	2010
Robert E. Guest, Jr.	61	2002
James M. Havel	61	2014
Judith S. Heeter	66	2012
Michael R. Holmes	57	2015
James J. Murphy, Jr.	72	2002
Sandra A. Van Trease	55	2005

The biographies of the nominees below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director.

James J. Murphy has been a director of the Company since 2002. Since 1982, Mr. Murphy has been the Chairman of Murphy Company, a mechanical specialty contracting firm. Mr. Murphy has been the Chairman of the Board of the Company since 2008 and served as the Lead Independent Director of the Company from November 2005 through May 2008. Mr. Murphy previously served as a Legal Director of Mark Twain Bancshares until 1996. He is also a past chairman of the St. Louis Regional Business Council and is currently engaged in various community activities. Mr. Murphy has built a successful, private business and brings a long history of entrepreneurship which is the cornerstone of the Company's strategy of focusing on the banking and wealth management needs of privately-held businesses, their owner families and other success-minded individuals.

Peter F. Benoist has been a director of the Company since 2002. Since May 2008, Mr. Benoist has been the President and Chief Executive Officer of the Company. Mr. Benoist was the Executive Vice President and Chairman and Chief Executive Officer of the Bank from October 2002 through May 2008, and served as the Chairman of the Company’s Board from November 2005 through May 2008. Mr. Benoist was the Executive Director of the St. Louis Regional Housing and Community Development Alliance from 1999 through 2002. He has over thirty years of public company banking experience as an officer and director and has served on public company boards. Mr. Benoist brings deep knowledge of the Company and its business and is the voice of management on the Board.

John Q. Arnold has been a director of the Company since 2015. Mr. Arnold has been a member of Enterprise Bank & Trust's Board since 2008, and is the chair of the Bank's Credit Committee. Previously, he served for many years in governance at St. John's Mercy Health Care, including as Chair of its Board of Directors, and its FAC Committee, as well as chair of the St. John's Mercy Hospital Board and the St. John's Mercy foundation before joining the Mercy Health System Board in 2012. Mr. Arnold received an AB from Dartmouth College in 1966 and an MBA from the Amos Tuck School of Business Administration at Dartmouth. Mr. Arnold is Board Chair of John Henry Foster Company in St. Louis. He has a substantial background in publicly held bank executive management, with particularly deep experience in credit, finance and risk management. Mr. Arnold also brings longstanding expertise in the health care industry, an important business area for the Company.

Michael A. DeCola has been a director of the Company since 2007. Mr. DeCola has been the President and Chief Executive Officer of HBM Holdings Company since January 2014, and Chief Executive Officer of calcium-based chemical products company Mississippi Lime Company (one of HBM Holdings portfolio companies), from January 1999 until January 2016. Mr. DeCola serves on a private company board in the St. Louis community, was previously the Chairman of the St. Louis Regional Business Council, and currently is the Chairman of the United Way of Greater St. Louis. He brings to the Board executive business experience and connections with the St. Louis business community.

William H. Downey has been a director of the Company since 2002. Mr. Downey served as Executive Vice Chair and Director of Great Plains Energy Incorporated, (NYSE: GXP), an electric utility company from May 2011, until his retirement on August 31, 2011 and President, Chief Operating Officer and director from 2003 to May 2011. Mr. Downey was also the President and Chief Operating Officer of Great Plains Energy’s subsidiary, Kansas City Power & Light Company from 2008 to 2011, and served as Chief Executive Officer from 2003 to 2008. In addition, he had served as President and Chief Operating Officer of Greater Missouri Operations, a subsidiary of Great Plains Energy since 2008. He joined the Board of Directors of BPL Global Inc, Ltd. (BPLG), a smart grid technology company, in December, 2011 and resigned with the Company's sale in June 2013. In December 2013 Mr. Downey joined the Board of Versify Solutions, Inc., a software solutions energy asset optimization company. Mr. Downey also provided advisory services to the Kansas City water services department as an employee of Burns and McDonnell Engineering from January 2012 to December 2014. Mr. Downey also serves on the board of a privately held manufacturer of products for oil, utility, and industrial customers. Mr. Downey’s broad strategic experience and knowledge of operations along with his experience in a publicly traded utility company and the related experience in regulatory relations at both a federal and state level is an asset for the board.

John S. Eulich has been a director of the Company since 2010. Mr. Eulich was the Chairman and Chief Executive Officer of Aspeq Holdings, Inc. (dba INDEECO), a manufacturing company, from 2005 through 2015. He had been President & CEO of Mark Andy, Inc. (owned by Dover Corporation) from 1985-2003. He has been a member of the Enterprise Bank & Trust Board of Directors since July 2009. Since 2005, Mr. Eulich has also been a director of LMI Aerospace, Inc. (NASDAQ: LMIA) where he currently serves as Chairman of the Corporate Governance and Nominating Committee, and is a member of LMIA’s Audit Committee and Compensation Committee. In addition to his public company experience, he is a successful entrepreneur and familiar with the needs of privately-held businesses. He also is engaged in the St. Louis community through various boards.

Robert E. Guest, Jr. has been a director of the Company since 2002. Since 2007, Mr. Guest has been a partner at The Affinity Law Group. Mr. Guest was a partner at Doster Mickes James Ullom Benson & Guest, LLC, a law firm, from 2005 through 2007, and prior to that he was a partner at the law firm of Benson & Guest LLP, from 1986 through 2005. Mr. Guest brings significant legal experience in commercial activities and merger and acquisitions. He is also very familiar with the St. Louis and Kansas City business communities.

James M. Havel was appointed to the Board on March 6, 2014. Beginning January 1, 2015, Mr. Havel was named Executive Vice President and Chief Financial Officer, and in September 2015, Mr. Havel was named Executive Vice President-Finance of Express Scripts Holding Company, a Fortune 25 Pharmacy Benefits Management company. Beginning in April 2011 and through December 31, 2014, Mr. Havel served as the Chief Financial Officer of Major Brands Holdings, a prominent St. Louis-based wholesaler of premium wine and spirits, craft beer and non-alcoholic beverages. As an independent management consultant from July 2010 through April 2011 with Havel Associates, LLC, Havel advised public and private companies on acquisitions and strategic planning. Prior to July 2010, Mr. Havel was a partner with Ernst & Young LLP. He brings extensive financial experience in both public and private company environments. Mr. Havel’s public accounting background also provides him with insight into the broad range of businesses and industries the Company serves.

Judith S. Heeter has been a director of the Company since 2012. Since February 2011, Ms. Heeter has served as president of Pathfinder Consulting, LLC, a consulting company based in Mission Hills, Kansas which she founded. From 1990 to 2010, Ms. Heeter served as Director of Business Affairs and Licensing for the Major League Baseball Players Association. Also from 1989 until February 2011, Ms. Heeter was a partner with the law firm of Polsinelli Shugart P.C. Ms. Heeter currently serves on the Board of Directors of Missouri Employers Mutual Insurance Company, serving as Chairperson since December 2011. She also serves on several non-public boards in the Kansas City metro area. Ms. Heeter brings a variety of executive and legal experience to the Board, including having practiced as an attorney for over 30 years. She is experienced in negotiating and implementing strategic business transactions and reorganizations, and she is a Governance Fellow certified by the National Association of Corporate Directors. She also has a significant business network within the Kansas City community.

Michael R. Holmes has been a director of the Company since 2015. Since February 2016, he has served as Chairman of the Board for Rx Outreach, Inc, a non-profit pharmacy that dispenses more than 30,000 months of medicine each week to low income individuals across the United States. Previously, he served as President of Rx Outreach, Inc from October 2010 through January 2016. Prior to that, he served as Executive Vice President of Express Scripts from December 2005 through October 2010, responsible for Corporate Strategy, Research and Clinical Services, Human Resources, Corporate Real Estate, Security, Procurement, and all of its domestic subsidiary businesses. Prior to Express Scripts, Mr. Holmes was a partner at Edward Jones. He has broad public company senior management experience as well as consumer financial and investment expertise. Mr. Holmes also brings to the Company a valuable perspective on community engagement and underserved markets.

Sandra A. Van Trease has been a director of the Company since 2005. Since 2004, Ms. Van Trease has been the Group President of BJC HealthCare, a not-for-profit operator of hospitals and the largest healthcare institution in the St. Louis area. Ms. Van Trease was President and Chief Executive Officer at UNICARE, an operating unit of Well Point Inc., a health insurance company, from 2002 through 2004, and she was President, Chief Financial Officer and Chief Operating Officer of RightChoice, a health insurance company, from 2000 through 2002. Ms. Van Trease has been a director of Peabody Energy (NYSE: BTU) since 2002, where she has served as a member of their Audit Committee, and as a member and is currently chair of their Health, Safety, Security and Environmental Committee. Ms. Van Trease is also a Certified Public Accountant. Ms. Van Trease’s executive management and experience at these institutions together with her service on other publicly-traded company boards and strong community service make her a valued advisor and highly qualified to serve on our board and its committees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE
INDIVIDUALS LISTED ABOVE FOR ELECTION AS DIRECTORS OF THE COMPANY.

BOARD AND COMMITTEE INFORMATION

The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interest of stockholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

All Committee members are appointed by the Board. In addition, the Board has established membership standards for each committee which requires that a certain number of committee members must be “independent directors,” as that term is defined in Rule 5605(a)(2) of the NASDAQ rules.

The Board met six times in 2015. All directors attended at least 75% of all meetings of the full Board and of those committees on which they served in 2015. The Company’s Board of Directors periodically held executive sessions of the members of the Board who met the then current standards of independence. Executive sessions of the Board were presided over by the Chairman. While there is no formal policy concerning director attendance at the annual meeting, all members of the Board are encouraged to attend if reasonably able to do so. All 11 of the then current members of the Board attended the 2015 annual meeting.

DIRECTOR COMPENSATION

The following table sets forth compensation paid to each of the Company’s non-employee directors during 2015.

	Fees Earned or Paid in Cash	Stock Awards	Total Annual Compensation
Name	($) (a)	($)	($)
John Q. Arnold	22,045	19,205	41,250
Michael A. DeCola	35	46,715	46,750
William H. Downey	20,794	15,706	36,500
John S. Eulich	12,219	41,731	53,950
Robert E. Guest, Jr.	33,616	17,334	50,950
James M. Havel	53	30,447	30,500
Judith S. Heeter	8,553	36,197	44,750
Michael R. Holmes (b)	27	12,473	12,500
Birch M. Mullins (c)	3,026	38,724	41,750
James J. Murphy, Jr.	14	74,986	75,000
Brenda D. Newberry (d)	5,000	5,000	10,000
Sandra A. Van Trease	65	41,435	41,500

(a) Includes fractional shares paid in cash.
(b) Mr. Holmes joined the Board of Directors in November 2015.
(c) Mr. Mullins will not stand for re-election at the 2016 Annual Meeting of Stockholders.
(d) Ms. Newberry did not stand for re-election at the Company's May 2015 meeting.

In 2015, non-employee Directors received a $20,000 annual retainer and $1,250 per board meeting attended. For Committee service, the Chairpersons received an additional retainer as follows: Audit Committee ($10,000), Compensation Committee ($8,000) and Nominating and Governance Committee ($6,000). Non-Chairperson committee members receive $1,000 per committee meeting attended. Chairman Murphy received only an annual fee of $75,000.

Directors also receive attendance fees and stipends for service on the Board of Directors of Enterprise Bank & Trust and representing the holding company board on other committees and on the Bank's advisory boards. In 2015, Mr. Arnold received cash fees of $18,000 and Mr. Eulich received cash fees of $12,200 for their services on the Bank's board of directors. Mr. Downey and Ms. Heeter each received cash fees of $2,000, for their service on the Bank's Kansas City Regional Advisory Board. Mr. Guest received a stipend of $10,200 for his service as Chairperson of the Clayton Advisory Board, and $2,000 for his service on the Bank's Kansas City Regional Advisory Board.

Directors select whether to receive their holding company board compensation in 100% common stock or 50% cash / 50% common stock. Shares issued are calculated using the fair value on the date of payment and are not subject to vesting requirements. The shares are issued under the stockholder approved Stock Plan for Non-Management Directors.

EXECUTIVE COMMITTEE

The Executive Committee is empowered to act on behalf of, and to exercise the powers of, the full Board of Directors in the management of the business and affairs of the Company when the full Board of Directors is not in session, except to the extent limited by applicable Delaware law. The charter for the Executive Committee may be found in the investor relations section of the Company’s website at www.enterprisebank.com. All actions by the committee are reported at the next regular Board of Directors meeting. In addition, approved Executive Committee minutes are shared with all Directors. In 2015, the committee met six times.

The Committee consists of six members, including five non-employee directors who are “independent directors” as defined in the NASDAQ standards. For 2015, the independent members of the Executive Committee consisted of Directors Murphy (Committee Chairman), DeCola, Van Trease, Heeter, and Eulich. The non-independent member of the Committee was Director Benoist.

AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors by reviewing all audit processes and fees, the financial information provided to the stockholders and the Company’s systems of internal financial controls. The Audit Committee has the authority and responsibility to select and evaluate and, where appropriate, replace the Company’s independent registered public accounting firm (the “independent auditors”).

The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting, legal and regulatory compliance and the Company’s anonymous "whistleblower" reporting system. To satisfy these oversight responsibilities, the Committee separately meets regularly with the Company’s chief financial officer, its director of internal audit, Deloitte & Touche LLP and management. The Committee chair periodically meets between formal Committee meetings with the Company’s chief financial officer, its director of internal audit, and Deloitte & Touche LLP. The Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal and independent auditors, the status of material litigation, accounting changes that could affect the Company’s financial statements and proposed audit adjustments.

All members of the Audit Committee meet the NASDAQ independence standards. In 2015, the Audit Committee consisted of Directors Van Trease (Committee Chairperson), Arnold, Guest, Downey, and Havel. The Audit Committee met five times in 2015.

The Board of Directors has determined that Directors Guest, Havel, and Van Trease satisfy the requirements of an “ audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and satisfy the definition of “financially sophisticated” under NASDAQ Rule 5605(c).

The Company’s Board has determined that none of the Directors on the Audit Committee have a relationship with the Company or the Bank that would interfere with the exercise of independent judgment in carrying out their responsibilities as director. None of them is, or have been for the past three years, an employee of the Company or the Bank, and none of their immediate family members is, or have for the past three years, been an executive officer of the Company or the Bank.

As noted in the Audit Committee’s charter, which is available in the investor relations section of the Company’s website at www.enterprisebank.com, the Company’s management is responsible for preparing the Company’s financial statements. The Company’s independent auditors are responsible for auditing the financial statements. The activities of the Audit Committee are in no way designed to supersede or alter those traditional responsibilities. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of quality of audits performed by the independent auditors. The Audit Committee reassesses the adequacy of the charter on an annual basis.

The Audit Committee has considered whether the provision by Deloitte & Touche LLP of the services covered by the audit fees is compatible with maintaining Deloitte & Touche LLP’s independence and concluded that it is compatible. The Audit Committee is responsible for pre-approving all auditing services and permitted non-auditing services to be performed by the Company’s independent auditors. The Chairperson of the Audit Committee has authority to approve in advance all audit or non-audit services to be performed by the independent auditors, but must report any such approval to the full Audit Committee at the next regularly scheduled meeting.

The Report of the Audit Committee appears on page 35 of this Proxy Statement.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee assists the Board in identifying and recommending qualified director nominees for election at the stockholders’ annual meeting. The charter for the Nominating and Corporate Governance Committee may be found in the investor relations section of the Company’s website at www.enterprisebank.com. The Committee also recommends membership on Board committees, reviews and assesses the Company's governance guidelines, policies and practices, and oversees an annual Board self-evaluation.

All members of the Committee meet the NASDAQ independence standards. Nominating and Corporate Governance Committee members for 2015 were Directors Heeter (Committee Chairperson), DeCola, Mullins, and Murphy. The Committee met four times in 2015.

The Nominating and Corporate Governance Committee may consider candidates for Board membership coming to its attention through current Board members, search firms, stockholders and other persons. The Nominating and Corporate Governance Committee identified Mr. Holmes and recommended him for election to the Board. Suggestions for nominees from stockholders are evaluated in the same manner as other nominees. Any stockholder nomination must be submitted in writing to the Secretary,

Enterprise Financial Services Corp, 150 North Meramec, Clayton, Missouri 63105 and should include the stockholder’s name, address and number of the Company’s shares owned by the stockholder along with the nominee’s name and qualifications in accordance with the procedures set forth in our bylaws, as described in Proposals of Stockholders on page 36. No stockholder has properly nominated anyone for election as a director at the Annual Meeting.

There is no fixed process for identifying and evaluating potential candidates to be nominees for directors, and there is no fixed set of qualifications that must be satisfied before a candidate will be considered. Rather, the Nominating and Corporate Governance Committee has the flexibility to consider such factors as it deems appropriate. These factors may include education, diversity, experience with business and other organizations comparable with EFSC, the interplay of the candidate’s experience with that of other members of the Board of Directors, and the extent to which the candidate would be a desirable addition to the Board of Directors and to any of the committees of the Board of Directors. The Nominating and Corporate Governance Committee will evaluate nominees for directors submitted by stockholders in the same manner in which it evaluates other director nominees.

Stockholders may communicate directly to the Board of Directors, including individual directors, by sending a letter to the Board at: Enterprise Financial Services Corp Board of Directors, 150 North Meramec, Clayton, Missouri 63105. All communications directed to the Board of Directors will be received and processed by the Secretary of the Company and will be transmitted to the Chairperson of the Nominating and Corporate Governance Committee without any editing or screening.

COMPENSATION COMMITTEE

The Compensation Committee consists of Directors DeCola (Committee Chairman), Eulich, Holmes, Mullins, and Murphy. The Compensation Committee met seven times in 2015. The Compensation Committee is comprised solely of non-employee directors, all of whom the Board has determined are independent pursuant to the NASDAQ rules. The responsibilities of the Committee are set forth in its charter, which is available in the investor relations section of the Company’s website at www.enterprisebank.com, and includes the responsibility for establishing, implementing and continually monitoring compliance with the Company’s compensation philosophy. Members of the Committee are outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986. During fiscal year 2015, no Member was an executive officer of another entity on whose compensation committee or board of directors an executive officer of the Company served.

The Compensation Committee is responsible for risks relating to employment policies and the Company’s compensation and benefits systems. To assist it in satisfying these oversight responsibilities, the Committee has retained its own compensation consultant and meets regularly with management and with outside counsel to understand the financial, human resources and stockholder implications of compensation decisions being made.

The Compensation Committee Report appears on page 21 of this Proxy Statement.

RISK COMMITTEE

The Risk Committee assists the Board in carrying out its responsibilities with respect to the comprehensive oversight of the types and levels of risk being incurred by the organization, and the effectiveness of the methods used to identify, monitor, manage, and report those risks. The charter for the Risk Committee may be found at the Company's website at www.enterprisebank.com.

The responsibilities of the Risk Committee are to review the Company's Risk Appetite Statement and Risk Tolerances, evaluate the Company's risk priorities, and to monitor and evaluate the Company's risk profile as determined by management. Also, the Risk Committe oversee the composition and activities of the Bank's Operational Risk Committee ("ORC").

All members of the Committee are non-employee directors or other non-director, non-employee individuals. The Risk Committee in 2015 consisted of Directors Arnold (Committee Chairman), Downey, Guest, and Mullins, and three other non-directors, non-employees. The Committee met four times in 2015.

EXECUTIVE OFFICERS

EXECUTIVE OFFICERS OF THE REGISTRANT

The executive officers of the Company, as of March 7, 2016, are as follows:

Name	Age	Principal Business Occupation During the Past Five Years
Peter F. Benoist	68	President and Chief Executive Officer of Enterprise Financial Services Corp since May 2008.
Scott R. Goodman	52
President, Enterprise Bank & Trust since April 2013. Executive Vice President, Director of Commercial Banking & Wealth Management from May 2012 through April 2013. Senior Vice President, Senior Loan Officer and President of the St. Louis Region, Enterprise Bank & Trust from January 2009 through May 2012.

Stephen P. Marsh	60	Executive Vice President, Chairman and Chief Credit Officer of Enterprise Bank & Trust since April 2003.
Mark G. Ponder	45	Senior Vice President and Controller of Enterprise Financial Services Corp since March 2012. Controller of Corizon Health, Inc. from July 2010 through March 2012.
Frank H. Sanfilippo	53
Executive Vice President and Chief Operating Officer of Enterprise Financial Services Corp and Enterprise Bank & Trust since October 2013. Executive Vice President and Chief Financial Officer of Enterprise Financial Services Corp from June 2001 through October 2013.

Keene S. Turner	36
Executive Vice President and Chief Financial Officer of Enterprise Financial Services Corp and Enterprise Bank & Trust since October 2013. Executive Vice President and Chief Accounting Officer of National Penn Bancshares, Inc. from February 2010 through October 2013.

Loren E. White	59
Senior Vice President and Head of Human Resources of Enterprise Bank & Trust since February 2014. Vice President of Talent Management & Organization Development of Corizon Health, Inc. from August 2012 through February 2014. Senior Director of Human Resources of Corizon Health, Inc. from October 2008 through August 2012.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding our compensation programs for our Chief Executive Officer, Chief Financial Officer and the three most highly compensated other executive officers (our "Named Executive Officers") for fiscal year 2015, including our overall compensation philosophy, components of compensation that we provide, and the objectives and intended incentives of our compensation programs. Our “Named Executive Officers” for fiscal year 2015 were as follows:

Name	Title	Age

Peter F. Benoist	President and Chief Executive Officer	68
Keene S. Turner	Executive Vice President and Chief Financial Officer	36
Scott R. Goodman	President - Enterprise Bank & Trust	52
Stephen P. Marsh	Executive Vice President, Chairman and Chief Credit Officer - Enterprise Bank & Trust	60
Frank H. Sanfilippo	Executive Vice President - Chief Operating Officer	53

Compensation Objectives
Principles. Our compensation philosophy is to provide competitive compensation that rewards executives for performance and management of risk. We develop and administer compensation programs consistent with the following principles:

•	Compensation will include a substantial performance-based component which is:

•	based on clearly defined goals;

•	aligned with measurable business results, appropriate risk management and increase in stockholder value; and

•	linked to successful implementation of our business plan.

•	Compensation is designed to attract, motivate and retain valuable performers.

•	Compensation will be fair and competitive based on market data.

Alignment. We believe our compensation system is operating consistent with these principles and that our executive compensation is aligned with the Company’s performance. Mr. Benoist’s total compensation, as measured in the Summary Compensation Table, has been reasonably correlated with performance of our stock, based on its year end closing price.

Stockholder Approval. Our stockholders have consistently approved our executive compensation program by high margins in every stockholder advisory vote on executive compensation that we have conducted. Last year, stockholders approved our executive compensation program by a ratio of 97.8% of votes cast. These votes are advisory and not binding upon the Committee, however the Committee takes the outcome of the votes into consideration in making executive compensation decisions. The Committee works with management and its outside advisors to provide improved disclosure of our executive compensation program in the Company’s proxy statements.

Overview of the Compensation Process
The Compensation Committee of the Board of Directors (the “Committee”) administers the Company's executive compensation programs under the authority of its charter. The Committee has responsibility for establishing, implementing and monitoring compliance with the Company's compensation philosophy.

The Committee has overall responsibility relating to compensation for the officers and other associates of the company. Other than with respect to Named Executive Officers, the Committee delegates certain of those functions to management. In the case of Named Executive Officers, the Committee establishes and reviews base salaries, short-term incentives, and long-term incentives, including measurement metrics and goals. With respect to executives below this level, the Committee reviews management's recommendations with respect to these matters. In the case of our non-executive associates, the Committee reviews, approves, and monitors overall compensation practices. The Committee retains oversight over compensation programs that are delegated to management, including evaluating compensation practices to determine that they do not encourage inappropriate risk to the Company.

Committee Agendas, Scheduling, and Keeping of the Minutes. The Committee Chairman, with input from the Committee, works with the Company's Senior Vice President of Human Resources, in preparing the agenda and calendar for the year. The Corporate Secretary takes minutes of the Committee's meetings. The Committee reviews and approves all minutes. The minutes are shared with the full Board upon approval.

Performance Reviews. Each of our executive officers performs an annual self-evaluation of his or her performance. Our Chief Executive Officer conducts performance evaluations or has final approval over performance evaluations for the other Named Executive Officers. The Executive Committee conducts the annual performance evaluation of our Chief Executive Officer, with input from the non-employee members of the Board. The Executive Committee discusses the Chief Executive Officer’s performance with the full board, excluding any employee directors and reports the Chief Executive Officer’s leadership rating to the Compensation Committee.

The performance review of our executive officers includes individual performance criteria consisting of financial and operational performance goals for specific lines of business, management of risk and development of teams and leadership.

The performance review of our Chief Executive Officer is based on the financial performance of the Company, the increase in stockholder value, growth in the human capital of the organization, succession planning, input from the outside members of the Board of Directors, the Company's overall management of risk, and development and execution of our strategy. The Committee discusses the Executive Committee's evaluation of the Chief Executive Officer without the Chief Executive Officer being present. A Committee member presents the Committee's decisions for compensation of each executive officer to the full Board of Directors.

Compensation Consultant. In 2015, the Committee again engaged Pay Governance to provide consulting services with respect to executive compensation. Pay Governance does not own any securities of the Company, nor do the consultants have any other business relationships with the Company or other individual associates. The Committee decides the nature and scope of any compensation consultant’s assignments and the Chairman of the Committee, with the Senior Vice President of Human Resources, approves the budget and invoices relating to consultants.

Pay Governance’s work for the Committee in 2015 included: (i) review and analysis of compensation data from the peer group of 23 companies discussed below for purposes of analyzing the competitiveness of the Company’s compensation for executive officers and (ii) providing business and technical advice on executive compensation matters, including short-term and long-term incentive compensation. In 2015, Pay Governance provided no material services to the Company separate from its service to the Committee.

Comparisons to Peer Group. The Committee uses competitive data to compare its compensation levels to a group of peer companies with respect to the following elements of compensation for Named Executive Officers:

•	Base salary;

•	Short-term annual incentives;

•	Equity compensation elements such as performance contingent grants of stock; and

•	Other elements that to date have been reported publicly under SEC rules.

•	The Committee selects the peer group with the advice of the Company’s compensation consultant and input from management.

The peer group companies were selected to reflect financial institutions of comparable assets size to the Company with operations in markets that are geographically comparable to the Company’s markets. The Committee believes that these component companies represent institutions that compete for the Company’s talent pool. The Committee does not set rigid benchmarks for compensation of Named Executive Officers. The Committee's objective is to offer total target compensation for Named Executive Officers that is competitive with the Company's peers considering the relative performance of the executive and the Company. The Committee evaluates the competitiveness of the Company's executive compensation by comparisons to the peer group, including median compensation for executives having comparable responsibility at financial institutions of comparable asset size.

In 2015, our peer group consisted of the following 23 component companies:

Arrow Financial Corporation	Lakeland Financial Corp.
Bank of the Ozarks, Inc.	MidWest One Financial Group, Inc.
BNC Bancorp	Pinnacle Financial Partners Inc.
Cardinal Financial Corp.	QCR Holdings Inc.
CoBiz Financial Inc.	Republic Bancorp Inc.
Eagle Bancorp, Inc.	Simmons First National Corporation
Fidelity Southern Corporation	Southside Bancshares Inc.
Financial Institutions Inc.	Southwest Bancorp Inc.
First Financial Bankshares Inc.	Stock Yards Bancorp, Inc.
The First of Long Island	Suffolk Bancorp
Heartland Financial USA Inc.	Tompkins Financial Corporation
Home Bancshares, Inc. (Conway, AR)

As the Company's size and operations change, the Committee will evaluate, with the advice of its compensation consultants, whether changes should be made to the peer group.

In addition to comparisons to the peer group, and in the interest of taking internal equity into account, the Committee examines the relationship of one Named Executive Officer's total compensation and components to other Named Executive Officers.

Setting Compensation. The Committee considers the results of performance evaluations, peer group comparisons, and a review of the Company's goals and objectives. Based on this review, the Committee approves, and reports to the Board of Directors its decisions regarding the base salary, short term incentive compensation targets and long-term equity awards for our Named Executive Officers for the current year, as well as short term incentive compensation earned for the prior year.

Compensation Components
Our executive compensation consists of three components:

•	base salary,

•	short-term annual incentive awards, and

•	long-term equity incentive compensation.

We also provide modest levels of perquisites, described later, to our Named Executive Officers. Named Executive Officers may elect to participate in a Deferred Compensation Plan that is available to certain other executives as well. We do not provide any executive benefits in the form of supplemental executive retirement plans, top hat plans, or special health care plans. Named Executive Officers also participate in other associate benefit programs that are provided or available to the general associate population such as health care, disability, life insurance and a defined contribution plan. These programs are described later. The Summary Compensation Table on page 24 provides additional information.

The Committee does not have a firm policy for the allocation of compensation components. Allocations of compensation among the various components are intended to align compensation with achievement of performance goals and appropriate risk management while remaining competitive in comparison to the Company’s peer group.

Base Salaries. We use base salary to recognize and compensate for requisite competencies, experience, and knowledge that we believe our Named Executive Officers must possess. In setting base salaries, the Committee considers the Named Executive Officer's experience, the difficulty that might be encountered in replacing the Named Executive Officer, and how limited the pool of qualified people might be. The Committee also considers comparisons to the peer group to determine competitive levels of base salary for Named Executive Officers.

With recommendations from the Chief Executive Officer and the Senior Vice President of Human Resources, the Committee annually reviews Named Executive Officer base salaries based on individual and Company performance, the individual's level of responsibility, peer group competitive data, internal equity considerations, compensation history, and terms and conditions of each Named Executive Officer's employment agreement.

Based on these factors, in 2015, the Committee approved increases in rates of base salaries for the Company's Named Executive Officers as follows:

Mr. Benoist    -    3%
Mr. Turner    -    25%
Mr. Goodman    -    8.5%
Mr. Marsh    -    3%
Mr. Sanfilippo    -    3%

Mr. Benoist, Mr. Marsh, and Mr. Sanfilippo received a standard merit increase. Mr. Turner and Mr. Goodman received market adjustments to appropriately reflect their responsibilities as Chief Financial Officer and President of the Bank, respectively.

Short-Term Annual Incentives. We use short-term incentive programs to drive an executive's performance in a given year by focusing on key goals. Our short-term incentive program sets a threshold, target and exceptional level of short-term incentive awards that a Named Executive Officer is eligible to earn. In the first quarter of each year, our Chief Executive Officer and the Senior Vice President of Human Resources, with the input of other members of management where appropriate, present proposed performance grids to the Committee for review and approval. For other executives, the Chief Executive Officer of the Company reviews the goals and sets the potential incentive amounts for each goal and performance level. The relative importance of each goal to all goals is determined. The relative weighting determines potential incentive payments for each goal. The Committee uses comparisons to the Company's peer group to determine target levels of payments.

For performance below threshold level of any goal, there is no payment with respect to that goal. Payout for performance falling between the threshold, target and exceptional levels is determined using straight-line interpolation. The Committee retains discretion to make awards above the exceptional level amount if actual performance exceeds exceptional level goals, subject to the maximum incentive amount permitted in the Annual Incentive Plan approved by our stockholders. Short-term annual incentives for 2015 were payable in cash.

The Company's 2015 short term incentive program utilized four goals that were applied across all Named Executive Officers. The Committee believes these goals align executives' incentives with the Company's stockholders and encourage superior performance in critical areas, such as efficient operations, profitability, prudent growth and effective risk management. The minimum target amount of annual incentives for Mr. Benoist is set forth in his employment agreement.

All Named Executive Officers had the same three Company performance goals and weightings for the 2015 Short-Term Incentive Plan. Following is a summary of the Company performance goals and the actual results of the Company for fiscal 2015.

(in thousands)	% Weight At Target	Threshold	Goals Target	Exceptional	Actual
Core Pre-Tax Income	40%	$36,096	$40,107	$44,118	$46,721
Core Deposits	20%	$2,201,393	$2,317,256	$2,363,601	$2,449,582
Core Fee Income	20%	$22,641	$25,157	$27,673	$25,576

The Core Pre-Tax Income goal is measured as income before tax expense without direct income and expenses related to purchased credit impaired ("PCI") assets, as well as an internal estimate of associated asset funding costs. The Committee has discretion to make adjustments for non-recurring or extraordinary items.

The Core Deposits goal is measured by calculating total deposits of the Company's banking subsidiary (excluding certificates of deposit).

The Core Fee Income goal is measured as the Company's noninterest income less gain or loss on sale of investment securities and components of noninterest income directly related to PCI assets.

In addition to the above three Company-based goals, 20% of each Named Executive Officer’s short term incentive award is based on his or her leadership rating. The “Leadership Rating” goal consists of a rating of between zero and four. The threshold level is a rating of two, the target level is a rating of three and the exceptional level is a rating of four.

Following is a summary of the value of short term incentive awards for Named Executive Officers in fiscal 2015 at the threshold, target and exceptional levels and the amount paid based on actual performance:

Name		Threshold	Target	Exceptional	Actual
Peter F. Benoist
	Award Value	$87,500	$175,000	$262,500	$247,914
				% of Target	141.7%
Keene S. Turner
	Award Value	$50,000	$100,000	$150,000	$141,665
				% of Target	141.7%
Scott R. Goodman
	Award Value	$37,500	$75,000	$112,500	$106,249
				% of Target	141.7%
Stephen P. Marsh
	Award Value	$37,500	$75,000	$112,500	$106,249
				% of Target	141.7%
Frank H. Sanfilippo
	Award Value	$28,750	$57,500	$86,250	$75,708
				% of Target	131.7%

Long-Term Incentive Compensation. Our objectives for long-term incentive compensation for our Named Executive Officers include:

•Aligning incentives with increases in stockholder value;
•Using long-term incentives to attract and retain talented executives;
•Encouraging long-term risk management practices; and
•Using long-term incentives as a tool to define, encourage, and promote high performance.

The Committee also considers the comparisons to the 23 bank peer group discussed above to determine competitive levels of long-term incentive compensation and the share of total compensation comprised by long-term incentive awards.

Grants under the Long-Term Incentive Plan are currently in the form of performance contingent stock which vests upon achievement of performance goals during a three year performance period. Previously, the Company made awards using restricted stock units (“RSUs”) or shares of restricted stock. The Committee believes that awards of performance contingent stock provide more competitive equity incentive compensation to executives in comparison to the Company’s peers.

We believe the following characteristics of our Long-Term Incentive Plan provide our executive officers with incentives for long term performance and prudent risk-management:

•	The value of awards are intrinsically tied to Company performance relative to a comparison group selected to represent companies with performance characteristics similar to the Company’s;
•The plan clearly aligns interests of Company managers with the economic interests of stockholders;
•The incentives provide no value until the performance period is over and performance has been achieved;
•The plan facilitates retention of executives as awards are subject to a three year performance period; and
•The plan promotes stock ownership by management.

Compensation under the Long-Term Incentive Plan involves two steps:

•
Grant: A participant first receives a “grant”, which is the setting of performance standards and the amount of incentives which will be awarded if those standards are satisfied. The performance period is typically three years.

•	Award: If the performance standards are satisfied, the participant receives an “award” of the equity incentives. Currently, awards are in the form of fully vested shares of stock.

Each year management makes a recommendation to the Committee for grants to Named Executive Officers and pools of other associates of the Company. The Committee reviews this proposal in light of the Committee’s goals and philosophies for incentive compensation and marketplace information, including information provided by compensation consultants. The Committee makes the final determination of the amount and structure of grants to each Named Executive Officer. The Committee approves the aggregate value of grants and the performance goals applicable to non-executive associates. Grants for our Named Executive Officers are denominated in shares.

Awards for 2013-2015 Performance Period
Grants for the 2013-2015 Performance Period provided for the possibility of awards at a threshold, target and exceptional level based on the Company’s performance against two financial goals: (1) relative total shareholder return measured against a comparison group of 40 banks and bank holding companies with assets between $1.0 billion and $10.0 billion, commercial loans greater than 20% of total loans and consumer loans less than 10% of total loans, and (2) cumulative earnings per share. The institutions in the total shareholder return comparison group were selected because their size and mix of loan products allow for meaningful comparison of the Company’s performance.

The performance goals and actual performance for the period are set forth below:

Goal	Weight	Threshold Goal	Target Goal	Exceptional Goal	Actual
Relative Total
Shareholder Return	50%	50th percentile	65th percentile	90th percentile	94th percentile
Cumulative EPS	50%	$4.50 per share	$5.00 per share	$5.50 per share	$5.07 per share
	100%

In determining actual performance against the cumulative EPS goal, the Company excluded the effects (whether positive or negative) of (i) the prepayment which occurred in the fourth quarter of 2013 in connection with refinancing of an aggregate of $30.0 million of advances from the Federal Home Loan Bank of Des Moines at lower interest rates (ii) the prepayment which occurred in the fourth quarter of 2014 in connection with refinancing of an aggregate of $50.0 million of advances from the Federal Home Loan Bank of Des Moines at lower interest rates and (iii) the relocation of the Company’s wealth management group into the Company’s headquarters.

For each goal, achieving threshold performance pays at 50% of target value and achieving exceptional performance pays at 150% of target value. Based on the Company's actual performance during the performance period, in 2016 the Company paid the relative total shareholder return goal at the exceptional level and paid the cumulative earnings per share goal at 107% of the target level. This resulted in awards at 130% of the aggregate target level. Our Named Executive Officers received the following respective awards under the Long-Term Incentive Plan for the 2013-2015 performance period:

Named Executive	2013-2015 LTIP Award
Peter F. Benoist	35,492 shares
Scott R. Goodman	9,766 shares
Stephen P. Marsh	10,640 shares
Frank H. Sanfilippo	7,093 shares

The shares awarded were in the form of immediately vested common stock. Mr. Turner joined the Company in 2013 and his first grant of an opportunity under the long term incentive plan was for the 2014-2016 performance period.

Open Grants for 2014-2016 and 2015-2017 Performance Periods
Long-Term Incentive Plan grants are open with respect to the 2014-2016 and 2015-2017 performance periods. Grants for Named Executive Officers are reflected in the Summary Compensation Table on page 24 and the Grants of Plan-Based Awards table on page 27. Subject to achievement of the performance goals described below, open grants to Named Executive Officers under these Long-Term Incentive Plans will be paid in the form of immediately vested shares of common stock.

2014 - 2016 Performance Period
Goal	Weight	Threshold Goal	Target Goal	Exceptional Goal
Total Shareholder Return	50%	50th percentile	65th percentile	90th percentile
Cumulative EPS	50%	$3.79 per share	$4.29 per share	$4.79 per share
	100%

2015 - 2017 Performance Period
Goal	Weight	Threshold Goal	Target Goal	Exceptional Goal
Total Shareholder Return	50%	50th percentile	65th percentile	90th percentile
Cumulative EPS	50%	$4.50 per share	$5.00 per share	$5.20 per share
	100%

Named Executive Officer Perquisites. We provide perquisites and other personal benefits to Named Executive Officers that we believe are reasonable and consistent with our overall compensation program. See the All Other Compensation - Supplemental Table on page 26 for more information on these items.

Retirement Plans. We expect executives to plan for and fund their own retirement through a defined contribution 401(k) plan and a Deferred Compensation Plan that permits certain executives to defer a limited portion of salary and bonus into any of several investment alternatives. The Company has historically provided an annual Company match to the 401(k) plan. There are no Company contributions to the Deferred Compensation Plan. We do not maintain defined benefit retirement or executive retirement plans or provide for post-retirement benefits.

Allocation of Compensation Components in 2015
Below is a summary of the allocation of compensation by our Named Executive Officers for 2015.

Name	Base Salary (1)	Short-term Annual Incentive Compensation (2)	Long-term Incentive Compensation (3)	NEO Perquisites (4)	Total
Peter F. Benoist	47%	24%	26%	3%	100%
Keene S. Turner	55%	25%	16%	4%	100%
Scott R. Goodman	58%	20%	16%	6%	100%
Stephen P. Marsh	59%	21%	14%	6%	100%
Frank H. Sanfilippo	62%	18%	15%	5%	100%

(1) Base salary percentages are based on the amounts disclosed in the “Summary Compensation Table” for Named Executive Officers. For more information, see the discussion under the heading “Base Salaries” above.

(2) For more information, see the heading “Short-term Annual Incentives” above.

(3) For more information, see the heading “Long-term Incentive Compensation” above.

(4) Named Executive Officer Perquisites percentages are based on the amounts disclosed as “All Other Compensation” in the “Summary Compensation Table” for Named Executive Officers. For more information, see the discussion under the heading “Named Executive Officer Perquisites” above.

Severance Agreements
We have entered into agreements with our NEOs granting them “double trigger” change in control severance benefits (i.e. the benefit is triggered if the executive is terminated or not offered continued employment upon a change in control of the Company). The amount of the change in control payment is generally two years’ combined base and annual incentive compensation. In addition, the Company's 2013 Incentive Stock Plan provides for vesting of outstanding awards and grants upon a change in control.

The Committee believes these agreements serve the best interests of the Company and its stockholders by ensuring that, in considering any proposed change in control, the NEOs would be able to advise the Board objectively about the transaction, without being unduly influenced by personal concerns such as the loss of employment following a change in control. These arrangements are also intended to promote stability and continuity of senior management. In addition, our agreements with our Named Executive Officers generally provide for severance payments upon a termination without cause of up to one year’s combined base and annual incentive compensation. Information on applicable payments under such agreements for Named Executive Officers is contained under the heading “Potential Payments Upon Termination or Change in Control” on page 30.

Section 162(m) of the Internal Revenue Code - Compensation Deductibility Limits
Section 162(m) generally limits the Company’s ability to deduct compensation in excess of $1 million to the Company's chief executive officer and four other highest compensated officers in any tax year. The Committee generally administers the Company’s long-term and short-term incentive plans to attempt to be eligible for deduction under Section 162(m). However, the Committee retains the flexibility to award compensation which does not meet the deductibility requirements of 162(m) if necessary to achieve the objectives described in this discussion.

Clawback Policy
The Company has voluntarily adopted a clawback policy permitting the Committee to recover incentive compensation paid to any executive officer (as defined under federal securities laws) based on materially inaccurate financial information or performance metrics. A copy of the clawback policy is available on the Company’s website at www.enterprisebank.com.

Stock Ownership Guidelines
The Company's stock ownership guidelines provide that non-employee directors and different levels of executives are expected to own a specific amount of our common stock within the later of five years of adopting the program or five years after the date the executive becomes a Named Executive Officer or director as applicable. Named Executive Officers and non-employee directors are expected to make continuing progress towards compliance with the guidelines during the five-year period. For purposes of determining whether an executive or non-employee director is in compliance, or making progress towards compliance, stock is valued at its purchase price or, in the case of stock awarded under the Company's compensation plan, at its value at the time of the Award. The table below shows the guidelines for Named Executive Officers by executive level.

TITLE	STOCK OWNERSHIP GOAL
Chief Executive Officer / President	Greater of 50,000 shares or 5 x Base Salary
All Other Named Executive Officers	Greater of 25,000 shares or 2.5 x Base Salary
Non-Employee Directors	$250,000*

*Non-employee directors are expected to own, or to acquire such amount within five years after the date of becoming a director.

Under the Company’s Insider Trading Policy, Directors and Officers are prohibited from engaging in hedging transactions related to Company stock, such as puts, calls, other derivative transactions, forward sale contracts swaps, and other arrangements intended to hedge exposure to Company stock or provide protection against declines in the value of Company stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Securities Exchange Act of 1934 and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the Compensation Committee,

Michael A. DeCola, Chairman	John S. Eulich	Birch M. Mullins

James J. Murphy, Jr.	Michael R. Holmes

EXECUTIVE EMPLOYMENT AGREEMENTS

Executive Employment Agreement with Mr. Benoist
Effective May 1, 2008, the Company entered into an Executive Employment Agreement with Mr. Benoist. The agreement, as amended, specifies that Mr. Benoist will serve as President and Chief Executive Officer until December 31, 2016. In exchange for Mr. Benoist's extension of his term of employment, the Company agreed to provide Mr. Benoist with a retention bonus opportunity. Under this arrangement, Mr. Benoist received two cash payments of $250,000 as he remained continuously employed with the Company through December 31, 2013 and December 31, 2014, respectively.

Mr. Benoist's agreement provides him with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality and non-compete provisions for his period of employment and for a period of one year after termination of his employment.

The reason for termination determines the amount of severance compensation, if any, due to Mr. Benoist. Generally, he is entitled to payment of accrued base salary, bonus to the extent earned and payable, and accrued benefits through his date of termination. If the Company terminates Mr. Benoist “other than for cause”, he will also be paid as severance compensation the amount of one year base salary and the average of the two most recent years of annual incentives prior to his termination, subject to the execution of a release and waiver of all claims. If he is terminated in a “change in control,” he will be paid as severance compensation two years of base salary and target level bonus, paid in a discounted lump sum, and all unvested equity awards will become vested. Upon “voluntary” termination, termination “for cause”, disability or death, neither Mr. Benoist nor his estate will be entitled to any severance compensation.

Executive Employment Agreement with Mr. Turner
Effective as of September 13, 2013, the Company entered into a Key Executive Employment Agreement with Mr. Turner. Mr. Turner's agreement, as amended, provides for a continuous term until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Turner with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality and non-compete provisions for his period of employment and for a period of one year after termination of his employment.

Upon "termination other than for cause" (as defined in the agreement) Mr. Turner is entitled to payment of one year of base salary and target level bonus, paid in a period over one year, and all unvested equity awards will become vested.

If Mr. Turner's employment is terminated in a "change of control" he will be paid as severance two years of base salary and target level bonus in a lump sum payment 10 days after the change of control occurs, and all unvested equity awards will become vested. Upon any other termination, disability or death, neither Mr. Turner nor his estate will be entitled to any severance compensation.

Executive Employment Agreement with Mr. Goodman
Effective as of January 1, 2005, and amended on October 11, 2013, the Company entered into an Executive Employment Agreement with Mr. Goodman. The agreement provides for his continuous employment until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Goodman with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality and non-compete provisions for his period of employment and for a period of one year after termination of his employment.

Upon termination without "cause" (as defined in the agreement) or a "constructive termination" (as also defined in the agreement), Mr. Goodman is entitled to payment of one year of base salary and target level bonus, paid in a lump sum.

If Mr. Goodman's employment is terminated by the Company without cause or Mr. Goodman experiences a Constructive Termination (i) within three months prior to and in contemplation of a Change in Control (as defined in the agreement) or (ii) one year following a Change in Control, Mr. Goodman will be entitled to severance pay equal to two year's base salary, plus two times the target amount of his annual cash bonus opportunity for the year, paid in a lump sum, and all unvested equity awards will become vested for the year in which such termination occurs. Upon any other termination, disability or death, neither Mr. Goodman nor his estate will be entitled to any severance compensation.

Executive Employment Agreement with Mr. Marsh
Effective as of July 1, 2008, the Company entered into a Key Executive Employment Agreement with Mr. Marsh. The agreement, as amended, provides for a continuous term until terminated in accordance with its provisions.

The agreement provides Mr. Marsh with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality and non-compete provisions for his period of employment and for a period of one year after termination of his employment. The reason for termination determines the amount of severance compensation, if any, due to Mr. Marsh. Generally, he is entitled to payment of accrued base salary, bonus to the extent earned and payable, and accrued benefits through his date of termination. If the Company terminates Mr. Marsh “other than for cause,” he will also be paid as severance compensation the amount of 12 months base salary in a discounted lump sum. If he is terminated in a “change in control,” he will be paid as severance compensation two years of base salary and two years of target level bonus, paid in a discounted lump sum, and all unvested equity awards will become vested. Upon any other termination, disability or death, neither Mr. Marsh nor his estate will be entitled to any severance compensation.

Executive Employment Agreement with Mr. Sanfilippo
Effective as of December 1, 2004, the Company entered into a Key Executive Employment Agreement with Mr. Sanfilippo. Mr. Sanfilippo's agreement, as amended, provides for a continuous term until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Sanfilippo with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality and non-compete provisions for his period of employment and for a period of one year after termination of his employment.

The method of termination determines the amount of severance compensation, if any, due to Mr. Sanfilippo. Generally, he is entitled to payment of accrued base salary, bonus to the extent earned and payable, and accrued benefits through his date of termination.

Upon "termination other than for cause" (as defined in the agreement) Mr. Sanfilippo is entitled to payment of one year of base salary and target level bonus, paid in a single lump sum 60 days after termination.

If Mr. Sanfilippo is terminated in a “change in control,” or terminated “other than for cause” while the Company is engaged in bona fide discussions regarding a potential “change in control”, he will be paid as severance compensation two years of base salary and target level bonus, paid in a discounted lump sum, and all unvested equity awards will become vested. Upon any other termination, disability or death, neither Mr. Sanfilippo nor his estate will be entitled to any severance compensation.

SUMMARY COMPENSATION TABLE

The following table shows the compensation paid to the Company's NEOs for years ended December 31, 2015, 2014 and 2013.

		Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)
Name and Principal Position	Year		(1)	(2) (3) (4)	(5)	(6)	Total ($)
Peter F. Benoist	2015	471,128	—	266,800	247,914	33,030	1,018,872
President and Chief Executive	2014	459,637	250,000	246,775	230,261	32,780	1,219,453
Officer	2013	457,406	250,000	392,756	269,340	32,530	1,402,032
Keene S. Turner	2015	305,673	—	92,000	141,665	20,600	559,938
Executive Vice President and	2014	260,000	—	85,159	131,578	59,974	536,711
Chief Financial Officer	2013	55,151	95,000	157,356	—	22,125	329,632
Scott R. Goodman	2015	305,370	—	82,800	106,249	29,341	523,760
Executive Vice President;	2014	285,858	—	76,457	94,933	117,417	574,665
President - Enterprise Bank & Trust	2013	284,348	—	208,078	121,203	25,706	639,335
Stephen P. Marsh	2015	303,542	—	73,600	106,249	31,504	514,895
Executive Vice President;	2014	296,138	—	68,065	94,933	29,927	489,063
Chairman and Chief Credit Officer - Enterprise Bank & Trust	2013	294,700	—	117,742	134,670	29,677	576,789
Frank H. Sanfilippo	2015	266,650	—	64,400	75,708	22,141	428,899
Executive Vice President and	2014	256,233	—	59,674	72,782	21,891	410,580
Chief Operating Officer	2013	235,400	—	78,494	87,527	21,641	423,062

(1)
Mr. Benoist received a $250,000 cash bonus for his employment with the Company as of December 31, 2014 and 2013 as defined in his amended contract. In lieu of participation in the 2013 Short-Term and Long-Term incentive plans, Mr. Turner received a $25,000 cash bonus on commencement of his employment and a $70,000 cash bonus at the end of 2013.

(2)
The amounts shown in this column represent the grant date fair value, computed in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation - Stock Compensation (“FASB ASC 718”), disregarding estimates of forfeiture, of share denominated performance contingent grants of stock. For more information, please refer to Note 17 - Compensation Plans included in the Company's 2015 Consolidated Financial Statements on Form 10-K filed with the Securities and Exchange Commission on February 26, 2016.

(3)
On January 27, 2016, the shares earned for the 2013 LTIP grant were paid in shares of Company stock. The actual number of shares that were awarded were as follows: Mr. Benoist, 35,492, Mr. Goodman, 9,766, Mr. Marsh, 10,640, and Mr. Sanfilippo, 7,093. For the 2014 LTIP grant, if performance conditions are met, the awards will be made in shares of Company stock. The maximum number of shares that would be awarded assuming the highest level of performance would be achieved is as follows: Mr. Benoist, 23,820, Mr. Turner, 8,220, Mr. Goodman, 7,380, Mr. Marsh, 6,570, and Mr. Sanfilippo, 5,760. For the 2015 LTIP grant, if performance conditions are met, the awards will be made in shares of Company stock. The maximum number of shares that would be awarded assuming the highest level of performance would be achieved is as follows: Mr. Benoist, 21,750, Mr. Turner, 7,500, Mr. Goodman, 6,750, Mr. Marsh, 6,000, and Mr. Sanfilippo, 5,250. These grants are discussed in further detail under the heading “Compensation Components - Long-Term Incentive Compensation” in the Compensation Discussion and Analysis section above.

(4)
The 2013 amounts reflect the grant date fair value of awards to Mr. Turner and Mr. Goodman. In 2013, Mr. Turner received 9,300 restricted stock units, which are subject to pro rata vesting over three years upon joining the Company. In 2013, Mr. Goodman received 5,800 restricted stock units which are subject to pro rata vesting over five years in recognition of his promotion to President - Enterprise Bank & Trust.

(5)
The amounts shown in this column constitute the Short-Term Cash Incentive earned by each Named Executive Officer based on the Board’s evaluation of each Officer’s performance. These awards are discussed in further detail under the heading “Compensation Components - Short-Term Annual Incentives" in the Compensation Discussion and Analysis section above.

(6)	This column indicates amounts for various benefits provided to the Named Executive Officers as shown in the following supplemental table.

ALL OTHER COMPENSATION – SUPPLEMENTAL TABLE

Name and Principal Position	Year	401(k) Match	Car Allowance (1)	Club Dues	Life Insurance	Other Cash Bonus	Other Comp	Total
Peter F. Benoist	2015	13,250	7,200	6,000	6,430	150	—	33,030
President and Chief Executive	2014	13,000	7,200	6,000	6,430	150	—	32,780
Officer	2013	12,750	7,200	6,000	6,430	150	—	32,530
Keene S. Turner (2)	2015	13,250	7,200	—	—	150	—	20,600
Executive Vice President and	2014	13,000	7,200	—	—	150	39,624	59,974
Chief Financial Officer	2013	—	1,500	—	—	—	20,625	22,125
Scott R. Goodman (3)	2015	13,250	7,200	7,200	1,541	150	—	29,341
Executive Vice President	2014	13,000	7,200	95,526	1,541	150	—	117,417
President - Enterprise Bank & Trust	2013	12,750	7,200	4,065	1,541	150	—	25,706
Stephen P. Marsh	2015	13,250	7,200	7,200	3,704	150	—	31,504
Executive Vice President;	2014	13,000	7,200	7,200	2,377	150	—	29,927
Chairman and Chief Credit Officer - Enterprise Bank & Trust	2013	12,750	7,200	7,200	2,377	150	—	29,677
Frank H. Sanfilippo	2015	13,250	7,200	—	1,541	150	—	22,141
Executive Vice President and	2014	13,000	7,200	—	1,541	150	—	21,891
Chief Operating Officer	2013	12,750	7,200	—	1,541	150	—	21,641

(1)	Executives and key management are typically provided a car allowance, which may be used toward the cost of car ownership, including leases/loans, insurance, and maintenance.

(2)	Mr. Turner's other compensation represents relocation expenses.

(3)	Mr. Goodman's club dues for 2014 represent a one-time country club initiation fee of $91,200 and club dues of $4,326.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards[1]			Grant Date Fair Value of Stock and Option Awards (2)
		Threshold	Target	Maximum	Threshold	Target	Maximum	$
Name	Grant Date	$	$	$
Peter F. Benoist	2/17/2015	87,500	175,000	262,500	7,250	14,500	21,750	266,800
Keene S. Turner	2/17/2015	50,000	100,000	150,000	2,500	5,000	7,500	92,000
Scott R. Goodman	2/17/2015	37,500	75,000	112,500	2,250	4,500	6,750	82,800
Stephen P. Marsh	2/17/2015	37,500	75,000	112,500	2,000	4,000	6,000	73,600
Frank H. Sanfilippo	2/17/2015	28,750	57,500	86,250	1,750	3,500	5,250	64,400

(1)
The amounts shown reflect the threshold, target, and maximum incentive grants under the long-term incentive compensation plan. These awards are denominated in shares. If performance conditions are met, the awards will be made in shares of Company stock. For more information on these awards, see under the heading “Compensation Components - Long-Term Incentive Compensation”, in the Compensation Discussion and Analysis section above.

(2)
The aggregate grant date fair value pursuant to the long-term incentive compensation plan computed in accordance with FASB ASC 718. The grant value reflects the performance component of the grant at target and the market condition component of the grant reflects the use of a Monte Carlo simulation value.

For more information, please refer to Note 16 - Compensation Plans included in the Company's 2015 Consolidated Financial Statements on Form 10-K filed with the Securities and Exchange Commission on February 26, 2016.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth the outstanding equity awards as of December 31, 2015, for each NEO.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Peter F. Benoist
Granted 1/5/2007	2,900	—	30.17	1/5/2017
Granted 1/5/2008	3,970	—	22.90	1/5/2018
Granted 6/15/2007	16,508	—	25.63	6/15/2017
Granted 6/13/2008	43,178	—	20.63	6/13/2018
Granted 9/24/2008	50,000	—	21.49	9/24/2018
Total	116,556	—			24,131	684,114	58,000	1,644,300
Keene S. Turner
Total	—	—	—	—	3,101	87,913	10,480	297,108
Scott R. Goodman
Granted 6/15/2007	5,753	—	25.63	6/15/2017
Granted 6/13/2008	7,500	—	20.63	6/13/2018
Total	13,253	—			6,251	177,216	17,020	482,517
Stephen P. Marsh
Granted 7/7/2008	36,000	—	15.95	7/7/2018
Total	36,000	—			9,183	260,338	16,660	472,311
Frank H. Sanfilippo
Granted 6/15/2007	8,843	—	25.63	6/15/2017
Granted 6/13/2008	5,000	—	20.63	6/13/2018
Granted 9/24/2008	36,000	—	21.49	9/24/2018
Total	49,843	—			4,480	127,008	12,860	364,581

(1)
Awards granted on January 5, 2007 and 2008 represent incentive stock options and/or nonqualified stock options. Awards granted on June 15, 2007, June 13, 2008, July 7, 2008, and September 24, 2008, represent stock settled stock appreciation rights.

(2)
Shares or units of stock shall vest on the following dates for each Named Executive Officer as follows: Mr. Benoist: 12,785 on February 25, 2016, 3,618 on December 15, 2016, 4,701 on February 17, 2017, 3,027 on December 15, 2017; Mr. Turner: 3,101 on December 15, 2016; Mr. Goodman: 1,544 on February 25, 2016, 2,575 on December 15, 2016, 2,132 on December 15, 2017; Mr. Marsh: 2,598 on February 25, 2016, 2,465 on December 15, 2016, 2,117 on February 17, 2017, 2,003 on December 15, 2017; Mr. Sanfilippo: 3,087 on December 15, 2016, and 1,393 on December 15, 2017.

(3)
The amounts shown reflect target incentive grants for the years 2013, 2014, and 2015 under the Long-Term Incentive Compensation plan. The settlements for these grants are contingent on the Company's results for a three-year period.

These grants are discussed in further detail under the heading "Compensation Components - Long-Term Incentive Compensation" in the Compensation Discussion and Analysis section above.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning any option exercises or vested stock awards for each NEO during 2015.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting
Name	(#)	($)	(#)	($)
Peter F. Benoist	3,850	22,127	40,509	861,750
Keene S. Turner	—	—	3,099	87,640
Scott R. Goodman	—	—	10,091	226,256
Stephen P. Marsh	—	—	16,607	354,670
Frank H. Sanfilippo	—	—	8,124	189,679

(1) Includes shares acquired that were subsequently withheld to pay for taxes.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information for each NEO during 2015 with respect to our Deferred Compensation Plan. Our Deferred Compensation Plan permits certain executives to participate and defer up to 25% of their base salary and/or up to 100% of their eligible bonus for a plan year. Participants can direct the investment of their accounts among the hypothetical investment alternatives made available under the plan and their accounts are adjusted for deemed investment gains or losses resulting from such investment directions. Participants make an irrevocable election when they elect to participate for a plan year to receive the vested account balance following their retirement date, or at a future date not less than five years after the beginning of the plan year. Participants may make hardship withdrawals under specific circumstances.

	Executive Contributions in Last Fiscal	Aggregate Losses in Last Fiscal	Aggregate Withdrawals/	Aggregate Balance at Last Fiscal
Name	Year (1)	Year	Distributions	Year End
Peter F. Benoist	$115,131	$18,803	$—	$561,905
Keene S. Turner	—	—	—	—
Scott R. Goodman	—	—	—	—
Stephen P. Marsh	—	9,366	—	632,386
Frank H. Sanfilippo	—	12,318	—	431,732

(1) Amounts in this column have been reported in the "Salary" and "Non-Equity Incentive Plan Compensation" columns of the Summary Compensation Table on page 24.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Historically, our Named Executive Officers have been entitled to severance and change in control compensation under certain termination of employment events. The amounts potentially payable to our NEOs under our Deferred Compensation Plan are set forth under the Nonqualified Deferred Compensation section above. The following table quantifies the amount of such compensation which would have been received if the terminations had occurred as of December 31, 2015. In the case of acceleration of unvested equity awards, the amount shown is based upon the closing price of $28.35 per share for our common stock as of December 31, 2015, and reflects the value of RSUs and the net cash equivalent due the holder offset by any exercise or "strike" price for stock options and SSARs.

	Voluntary Termination	Disability/ Death/For Cause	Severance Upon Involuntary Termination w/o Cause	Severance Upon Change In Control Termination	Acceleration of Unvested Equity Awards	Sick Days Payout	Total Compensation Upon Involuntary Termination w/o Cause	Total Compensation Upon Change in Control Termination
Name	(a)	(b)	(c)	(d)	(e)	(f)	(c+f)	(d+e+f)
Peter F. Benoist	none	none	$648,426	$1,296,852	$3,071,286	$3,497	$651,923	$4,371,635
Keene S. Turner	none	none	425,000	850,000	385,021	none	425,000	1,235,021
Scott R. Goodman	none	none	373,872	747,744	733,281	1,406	375,278	1,482,431
Stephen P. Marsh	none	none	305,022	760,044	1,179,049	9,254	314,276	1,948,347
Frank H. Sanfilippo	none	none	315,000	630,000	801,202	18,653	333,653	1,449,855

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding the securities authorized for issuance under our equity compensation plans as of December 31, 2015.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by the Company's shareholders	388,103	$19.15	457,326
Equity compensation plans not approved by the Company's shareholders	—	—	—
Total	388,103 (1)	$19.15	457,326 (2)

(1) Includes the following:

•	6,870 shares of common stock to be issued upon exercise of outstanding stock options under the 2002 Stock Incentive Plan (Plan V);

•	381,233 shares of common stock used as the base for grants of stock settled stock appreciation rights under the 2002 Stock Incentive Plan (Plan V);

(2) Includes the following:

•	415,104 shares of common stock available for issuance under the 2013 Stock Incentive Plan (Plan VI);

•	42,222 shares of common stock available for issuance under the Non-management Director Stock Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Company’s Compensation Committee are set forth on page 9. None of the members of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries in 2015, nor was any member formerly an officer or employee of the Company or any of its subsidiaries. For information about related person transactions involving members of our Compensation Committee, see Related Person Transactions - Loans to Related Persons.

During 2015, no executive officer of the Company served as (i) a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM - (Proposal A)

The Audit Committee has selected Deloitte & Touche LLP to be the independent registered public accounting firm for fiscal year 2016 and recommends that the stockholders ratify the appointment of the accounting firm. Although stockholder approval is not required by law and is not binding on the Audit Committee, the appointment is submitted by the Audit Committee of the Board of Directors in order to give the stockholders a voice in the designation of auditors. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the engagement of Deloitte & Touche LLP, will not be affected for fiscal year 2016. However, the Audit Committee will review the selection of the independent registered public accounting firm for the next fiscal year. Even if the resolution is approved, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that a change would be in the best interest of the Company and its stockholders.

THE AUDIT COMMITTEE UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF
DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM.

ADVISORY (NON-BINDING) APPROVAL OF EXECUTIVE COMPENSATION — (Proposal B)

We are providing our stockholders the opportunity to vote on an advisory (nonbinding) resolution to approve our executive compensation as described in the section captioned “Compensation Discussion and Analysis,” the tabular disclosure regarding compensation of our NEOs and the narrative disclosure accompanying those tables, all as set forth in pages 11 through 30 of this proxy statement. Our Board determined, as a result of the latest advisory vote regarding how often the Company should include a say-on-pay vote in its proxy materials, that we will have such an advisory vote every year.

The following resolution is submitted for stockholder approval:

Resolved, that the stockholders approve the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2016 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the tabular disclosure regarding compensation of our Named Executive Officers and the narrative disclosure accompanying those tables.

Because your vote is advisory, it will not be binding upon the Board, however the Board will take the outcome of this vote into consideration in making future executive compensation decisions.

For the reasons set forth in this Proxy Statement, including the Compensation Discussion and Analysis, and the Report of the Compensation Committee, we believe our compensation policies and procedures are centered on a pay-for-performance culture, are competitive in our marketplace, are strongly aligned with the long-term interests of our stockholders, and the compensation paid to our executives is consistent with such policies and procedures.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS RESOLUTION.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as noted below, the following tables show, as of March 7, 2016, certain information about ownership of Common Stock by: (i) those persons or entities known by management to beneficially own more than 5% of our common stock (ii) each director, director nominee, and NEO, and (iii) all directors and executive officers as a group. As of March 7, 2016, there were 20,021,077 shares of common stock outstanding. For purposes of the information in the following tables, “ownership” includes (i) shares of stock directly or indirectly owned as of that date and (ii) shares which the named entity or individual has the right to acquire (by contract conversion or vesting) if such right is exercisable as of the date or will become exercisable within 60 days thereafter. Percentages shown below reflect such possible exercises but only as to the individual, entity or group whose percentage is being calculated.

	Number of	Percentage of
Name & Address of Beneficial Owner	Shares	Ownership
Banc Fund VI, VII & VIII (jointly) (1)	1,632,141	8.2%
20 North Wacker Drive
Suite 3300
Chicago, IL 60606

Wellington Group Holdings LLP	1,917,220	9.6%
c/o Wellington Management Company LLP
280 Congress Street
Boston, MA 02210

(1)     Holdings reported on Form 13G/A filed with the Securities and Exchange Commission on February 8, 2016.

(2)	Holdings reported on Form 13G filed with the Securities and Exchange Commission on February 11, 2016.

	Number of	Percentage of
Beneficial Owner	Shares (1) (2)	Ownership
Peter F. Benoist (3) (4) (6)	378,077	1.9%
James J. Murphy, Jr. (7)	215,162	1.1%
Stephen P. Marsh	135,625	*
Robert E. Guest, Jr. (8)	118,252	*
Frank H. Sanfilippo (3) (5)	85,372	*
Birch M. Mullins	60,283	*
Scott R. Goodman (3) (4) (5)	56,641	*
Sandra A. Van Trease	55,365	*
William H. Downey	39,117	*
John S. Eulich	32,114	*
Michael A. DeCola (9)	29,809	*
Judith S. Heeter	9,137	*
John Q. Arnold	7,202	*
Keene S. Turner (4)	4,652	*
James M. Havel	3,035	*
Michael R. Holmes	530	*

All Directors, Director Nominees, and Executive Officers as a Group (18 total)	1,234,562	6.2%

* Less than 1%

(1)
Pursuant to the rules of the Securities and Exchange Commission, certain shares of Common Stock which a person has the right to acquire within 60 days pursuant to the exercise of stock options and warrants reflected in the number of shares in this table and are deemed to be outstanding for the purpose of computing beneficial ownership and the percentages of ownership of that person, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. All directors and executive officers as a group hold options to purchase an aggregate of 179,652 shares of Common Stock.

(2)     Unless otherwise indicated, the named person has sole voting and investment power for all shares shown.

(3)
Includes options and stock-settled stock appreciation rights outstanding and exercisable as of March 7, 2016, or within 60 days thereafter, including those beneficially owned by the named person, as follows: Mr. Benoist, 116,556 shares; Mr. Goodman, 13,253 shares; and Mr. Sanfilippo, 49,843 shares; all directors and named executive officers as a group, 179,652 shares.

(4)	Includes shares indirectly held in the EFSC Incentive Savings Plan beneficially owned by the named person, as follows: Mr. Benoist, 1,178 shares; Mr. Goodman, 4,306 shares; and Mr. Turner, 521 shares.
(5) Includes shares held by a bank as collateral, these shares are included in the table and footnotes as follows: Mr. Goodman 7,300 shares, and Mr. Sanfilippo, 7,010 shares.

(6)
Includes 153,028 shares held in trust for the benefit of Mr. Benoist and his spouse as to which Mr. Benoist has shared voting and investment power and 107,315 shares held in the name of Mr. Benoist in which he has sole voting and investment power.

(7)	Includes 179,000 shares held in a gift trust in which Mr. Murphy's spouse is a trustee and Mr. Murphy's spouse and children are the beneficiaries. Mr. Murphy disclaims ownership of these shares.

(8)
Includes 3,170 shares held in the name of Mr. Guest in which he has sole voting and investment power. Includes 73,077 shares held jointly by Mr. Guest and his spouse as to which Mr. Guest has shared voting and investment power; 8,220 shares held in an Individual Retirement Account for the benefit of Mr. Guest’s spouse as to which Mr. Guest has shared voting and investment power; and 33,785 shares held in a trust for the benefit of Mr. Guest’s children as to which Mr. Guest is a co-trustee and has shared voting and investment power.

(9)
Includes 10,130 shares held jointly by Mr. DeCola and his spouse as to which Mr. DeCola has shared voting and investment power and 17,719 shares held in the name of Mr. DeCola in which he has sole voting and investment power. Includes 1,960 shares held in a trust for the benefit of Mr. DeCola in which he has sole voting and investment power.

RELATED PERSON TRANSACTIONS

Loans to Related Persons
Some of the directors, including members of the Compensation Committee, and officers of the Company and the Bank, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Bank, including borrowings and investments. All such loans and investments have been made in the ordinary course of business, have been made on substantially the same terms, including interest rate paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

Engagement of Husch Blackwell LLP
In 2015, the Company paid $448,655 to the law firm of Husch Blackwell LLP to provide various legal services. Mr. Benoist's brother-in-law, Joseph P. Conran, is a partner in Husch Blackwell LLP and a member of the firm's Partner Board.

Review, Approval or Ratification with Related Persons
Our Code of Ethics requires that every employee and officer avoid situations where loyalties may be divided between our interests and the employee's own interests. Employees, officers and directors must avoid conflicts of interests that interfere with the performance of their duties or are not in our best interests.

Pursuant to its written charter, the Audit Committee reviews all related-party transactions as such term is used by ASC 850, Related Party Disclosures, or as otherwise required to be disclosed in our financial statements or periodic filings with the Securities and Exchange Commission, other than (a) grants of stock options made by the Board or any committee thereof or pursuant to an automatic grant plan, or (b) payment of compensation authorized by the Board or any committee thereof. Related party transactions include transactions between us, our executive officers and directors, beneficial owners of five percent or greater of our securities, and all other related persons specified under Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission. The Audit Committee considers each proposed transaction in light of the specific facts and circumstances presented, including but not limited to the risks, costs and benefits to us.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires directors, certain officers and all persons who beneficially own more than 10 percent of our Common Stock file reports with the Securities and Exchange Commission with respect to beneficial ownership of our Securities. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filings.

Based solely upon our review of the copies of the filings that we received with respect to the fiscal year ended December 31, 2015, or written representations from certain reporting persons, we believe that all reporting persons except Mr. Murphy and Mr. Mullins made all filings required by Section 16(a) in a timely manner. Mr. Murphy filed one late Form 4, relating to the gift of shares to a gift trust that occurred during 2012, and Mr. Mullins filed one late Form 4, relating to the gift of shares to a family trust that occurred during 2014.

AUDIT COMMITTEE REPORT

The Audit Committee submits the following report:

The Audit Committee's role includes assisting the Board of Directors in monitoring the integrity of the Company's financial statements and related reporting process, compliance by the Company with legal and regulatory requirements, the independent auditors' qualifications, independence and performance, performance of the Company's internal audit function and the business practices and ethical standards of the Company. The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for the Company’s internal controls and financial reporting process. The Company's independent auditor, Deloitte and Touche LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and to express its opinions on the Company's financial statements in accordance with U.S. generally accepted accounting principles and the Company's internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In addition, the Audit Committee is directly responsible for the appointment and oversight of the independent auditors, including review of their qualifications, independence and performance.

The Audit Committee has reviewed and discussed the Company’s audited financial statements and internal control report with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required by PCAOB Auditing Standard No. 16, Communications with Audit Committees as modified or supplemented, the rules of the SEC and other regulations. The Audit Committee received written disclosures and the letter from the independent auditors as required by PCAOB Rule 3526 - Independence regarding the independent accountant's independence and discussed with the auditors their independence. As part of its review, the Audit Committee reviewed the fees paid to Deloitte & Touche and considered whether Deloitte & Touche's performance of non-audit services for the Company was compatible with auditors' independence. The Audit Committee has concluded that Deloitte & Touche is independent from the Company and its management.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

Respectfully submitted by the following independent directors, who comprise the Audit Committee,
Sandra A. Van Trease	William H. Downey	Robert E. Guest, Jr.
Chairperson
	James M. Havel	John Q. Arnold

The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the report by reference therein.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth fees billed to the Company by Deloitte, the Company's principal accounting firm for the years ended December 31, 2015 and 2014:

	December 31,
	2015	2014
Audit fees (1)	$652,200	$716,500
Audit related fees	—	—
Tax fees (2)	41,188	47,531
	$693,388	$764,031

(1)
Includes professional services rendered for the audit of the Company’s consolidated annual financial statements, reports on internal control and review of financial statements in the Company’s reports on Form 10-Q and services normally provided in connection with regulatory filings including consultation on various accounting matters.

(2)	Tax fees include fees for services principally related to the review of Company prepared calculations.

The Audit Committee is required to pre-approve all auditing services and permitted non-auditing services to be performed by the Company's independent auditors. The Chairperson of the Audit Committee has authority to approve in advance all audit or non-audit services to be performed by the independent auditors, but must report any such approval to the full Audit Committee at the next regularly scheduled meeting.

During the fiscal year ended December 31, 2015, all of the services described under the headings “Audit Fees” were approved by the Audit Committee pursuant to the procedures described above.

Deloitte representatives are expected to attend the 2016 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to stockholder questions.

PROPOSALS OF STOCKHOLDERS

Stockholders are entitled to present proposals for action at a forthcoming Stockholders’ meeting if they comply with the requirements of the SEC proxy rules. Any proposals intended to be presented at the 2017 Annual Meeting of Stockholders of the Company must be received at the Company’s principal office at 150 North Meramec, Clayton, Missouri 63105 on or before November 16, 2016 in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such meeting.

Any stockholder who intends to propose any other matter to be acted upon at the 2017 Annual Meeting of Stockholders (but not include such proposal in the Company’s Proxy Statement) must inform the Company, in the manner specified in the Company’s bylaws, no later than ninety nor more than one hundred twenty days prior to the first anniversary of the 2016 Annual Meeting. As a result, the notice pursuant to the Company's bylaws must be received by the Company no earlier than January 5, 2017 and no later than February 4, 2017.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors of the Company does not intend to present, nor has it been informed that other persons intend to present, any matters for action at the Annual Meeting, other than those specifically referred to herein. If, however, any other matters should properly come before the Annual Meeting, it is the intention of the persons named on the Proxy Card to vote the shares represented thereby in accordance with their judgment as to the best interests of the Company on such matters.

ADDITIONAL INFORMATION

The Company's Internet website is www.enterprisebank.com. We make available free of charge on or through our website, various reports that we file with or furnish to the Securities and Exchange Commission (“SEC”), including our annual reports, quarterly reports, current reports and proxy statements. These reports are made available as soon as reasonably practicable after they are filed with or furnished to the SEC. In addition, the Company's corporate governance documents are available through our website www.enterprisebank.com.

Upon written request, the Company will furnish to stockholders, without charge, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2015. The written request should be sent to the Secretary, Enterprise Financial Services Corp, 150 North Meramec, Clayton, Missouri, 63105.

By Order of the Board of Directors,

Noel J. Bortle, Secretary

ENTERPRISE FINANCIAL SERVICES CORP 150 NORTH MERAMEC CLAYTON, MO 63105

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

ENTERPRISE FINANCIAL SERVICES CORP
The Board of Directors recommends you vote FOR the following:
Vote on Directors
1	Election of Directors
	Nominees:
	1)	Peter F. Benoist	7)	Robert E. Guest, Jr.
	2)	James J. Murphy, Jr.	8)	James M. Havel
	3)	John Q. Arnold	9)	Judith S. Heeter
	4)	Michael A. DeCola	10)	Michael R. Holmes
	5)	William H. Downey	11)	Sandra A. Van Trease
	6)	John S. Eulich

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Vote on Proposals

The Board of Directors recommends you vote FOR Proposals B and the Audit Committee recommends you vote FOR Proposal A:
		For	Against	Abstain
2	Proposal A, ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm.	☐	☐	☐
		For	Against	Abstain
3	Proposal B, an advisory (non-binding) vote to approve our executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Signature (Joint Owners)
Date	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K is/are available at www.proxyvote.com.

ENTERPRISE FINANCIAL SERVICES CORP
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

May 5, 2016 – 5:00 p.m., local time
Ritz-Carlton Amphitheater
100 Carondelet Plaza
St. Louis, Missouri 63105

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy card hereby appoint(s) Peter F. Benoist and James J. Murphy, Jr., or any of them, each with full power of substitution, as proxies to vote all shares of Enterprise Financial Services Corp common stock that the stockholder(s) would be entitled to vote on all matters that properly come before the 2016 Annual Meeting and at any adjournment or postponements. The proxies are authorized to vote in accordance with the specifications indicated by the stockholder(s) on the reverse side of this proxy card. This Proxy card, when properly executed will be voted as directed. If this Proxy card is signed and returned by the stockholder(s) and no specifications are indicated, the proxies are authorized to vote “FOR” the election of all nominees as unanimously recommended by the Board of Directors of Enterprise Financial Services Corp, and "FOR" Proposals A and B. If this proxy card is signed and returned, the proxies appointed thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the 2016 Annual Meeting and at any adjournments or postponements.

SHARES HELD IN THE EFSC INCENTIVE SAVINGS PLAN

This proxy is also to be used by current or former employees of the Company or its subsidiaries who have allocated investment funds to the EFSC Common Stock Fund in the EFSC Incentive Savings Plan (the “Savings Plan”) to give voting instructions to the Savings Plan trustees. This proxy, when properly executed and delivered prior to 11:59 p.m. on May 2, 2016, will be voted by the Savings Plan trustees as directed.

 (CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE SIDE)